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                                                                      EXHIBIT 12

                            [Ropes & Gray Letterhead]


                                 March 27, 2001


AXA Rosenberg Japan Fund
Barr Rosenberg Series Trust
3435 Stelzer Road
Columbus, OH  43219-8021

AXA Rosenberg International
  Equity Fund
Barr Rosenberg Series Trust
3435 Stelzer Road
Columbus, OH  43219-8021

Ladies and Gentlemen:

         We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement"), in the form attached as Appendix A to the Prospectus/Information Statement filed February 2, 2001 (the "Prospectus/Information Statement"), between Barr Rosenberg Series Trust (the "Trust"), a Massachusetts business trust, on behalf of one of its series, AXA Rosenberg Japan Fund ("Target Fund"), and the Trust, on behalf of one of its series, AXA Rosenberg International Equity Fund ("Acquiring Fund"). The Agreement describes a proposed transaction (the "Transaction"), which is to take place on or about March 27, 2001, or at any other date as may be decided by the parties (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of Acquiring Fund (the "Merger Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund, following which the Merger Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Sections 8(g) and 9(f) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

         Target Fund is a series of the Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end diversified management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

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AXA Rosenberg Japan Fund              -2-                         March 27, 2001
AXA Rosenberg International Equity Fund


         Acquiring Fund is a series of the Trust, which is registered under the 1940 Act as an open-end diversified management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

         For purposes of this opinion, we have considered the Agreement, the Prospectus/Information Statement relating to the Transaction, which will be furnished to Target Fund's shareholders in connection with the Transaction (including any items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof from Acquiring Fund and Target Fund, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above) (the "Representations").

         Based on our review of the documents and items referred to above, and conditioned on (1) the Representations being true on the Closing Date and (2) the Transaction being consummated in accordance with the Agreement, we are of the opinion that for federal income tax purposes:

         (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

         (ii) Under Section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Merger Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

         (iii) Under Section 362(b) of the Code, the basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

         (iv) Under Section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

         (v) Under Section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Merger Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or

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AXA Rosenberg Japan Fund              -3-                         March 27, 2001
AXA Rosenberg International Equity Fund


                  upon the distribution of Merger Shares by Target Fund to its shareholders in liquidation;

         (vi) Under Section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund Shares for Merger Shares;

         (vii) Under Section 358 of the Code, the basis of Merger Shares that a Target Fund shareholder receives in connection with the Transaction will be the same, in the aggregate, as the aggregate basis of his or her Target Fund Shares exchanged therefor;

         (viii) Under Section 1223(1) of the Code, a Target Fund shareholder's holding period for his or her Merger Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets; and

         (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Regulations thereunder.


                                  Very truly yours,

                                  ROPES & GRAY

                                  Ropes & Gray